Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated May 21, 2008
Relating to Preliminary Prospectus dated May 19, 2008
Registration Statement No. 333-151001

Genco Shipping & Trading Limited

ISSUER FREE WRITING PROSPECTUS

On May 21, 2008, Genco Shipping & Trading Limited (the “Company”) filed a current report on Form 8-K dated May 21, 2008 (the “Current Report”) with the Securities and Exchange Commission.  The Current Report contains information regarding a registered offering of the Company’s common stock by the Company and certain selling shareholders (the “Offering”) that modifies and supersedes certain information about the Offering included in the preliminary prospectus dated May 19, 2008 (the “Preliminary Prospectus”) included as part of the Company’s Registration Statement on Form S-3 (Registration No. 333-151001) relating to the Offering (the “Registration Statement”).  This free writing prospectus relates only to the Offering and should be read together with the Preliminary Prospectus and the Registration Statement.  This free writing prospectus contains the information included in the Current Report, which is set forth below.  Unless otherwise stated below, it is assumed below that the underwriters’ over-allotment option for the offering is not exercised.

The Company and the selling shareholders named in the Prospectus determined to adjust the size of the offering such that the Company is offering 2,702,669 shares and the selling shareholders are offering a total of 1,034,831 shares, for a combined total of 3,737,500 shares of Common Stock.  Of the amount offered by the selling shareholders:

•	1,000,000 shares are being offered by OCM Fleet Acquisition LLC, which will continue to have a 4.76% interest in the Company following the offering, and

•	34,831 shares are being offered by John C. Wobensmith, who will continue to have a 0.28% interest in the Company following the offering.

Peter C. Georgiopoulos will not sell any of the 4,135,316 shares he beneficially owns in the offering and will have a 13.01% interest in the Company following the offering (or a 12.79% interest if the over-allotment option is exercised in full).

Set forth below is further information regarding the number of shares of Common Stock owned and offered by the selling shareholders.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Number of Shares Offered Hereby	Number of Shares Owned after Offering	Percentage of Shares Owned after Offering	Percentage of Shares Owned after Exercise of Overallotment Option in Full
OCM Fleet Acquisition LLC	2,512,532	8.64%	1,000,000	1,512,532	4.76%	4.68%
John C. Wobensmith	123,462	0.42%	34,831	88,631	0.28%	0.27%

The 30-day option that the Company is expected to grant the underwriters to purchase additional shares to cover any over-allotments is now for up to 560,600 shares of Common Stock.

Under the terms of the underwriting agreement that the Company, OCM Fleet Acquisition LLC, and Mr. Wobensmith expect to enter into with the underwriters, Mr. Georgiopoulos will not be subject to any lock-up agreement or arrangement as described in the section entitled “Underwriting” in the Prospectus.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Co. Incorporated at 180 Varick Street, 2nd Floor, New York, N.Y. 10014 Attention: Prospectus Department or by e-mail at  prospectus@morganstanley.com.

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